EXHIBIT 15.1

Graystone Company Announces Reverse Merger with NutraGyst, Inc.

Fort Lauderdale, FL – March 1, 2021 – Graystone Company, Inc. (OTC: GYST) announced today that it has completed the reverse merger with NutraGyst, Inc.

After the reverse merger, we are now primarily focused on developing products for our Longevity and Wellness line. We intend to create products for this line using original supplement blends formulated by the Company based on an innovative and sustainable approach. We intend to design and produce products with high-end, quality ingredients that are plant based, Non-GMO, gluten and lactose-free. It is planned that these products will be distributed by NutraGyst, Inc.

The Company is working to finalize the product formulas. The Company is also currently developing the packaging of these products for marketing and branding purposes. We estimate that it we will launch our initial product in July/August 2021.

About The Graystone Company, Inc.

Graystone Company develops products for planned product line for Longevity and Wellness.  The Graystone Company, Inc. (OTC PINK:GYST) is headquartered in Fort Lauderdale, FL., and can be reached at www.thegraystonecompany.com or by phone at (954) 271-2704.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

For more information:

Graystone Company

Email: info@thegraystonecompany.com

Phone: (954) 271-2704